TRI-PARTY AGREEMENT

This TRI-PARTY AGREEMENT (this "Instrument"), dated as of (April 24, 1996) by and among Summit Securities, INC., an Idaho Corporation (the "Company"), WESTONE BANK, IDAHO, an Idaho Banking Corporation (formerly WESTONE BANK, IDAHO, N.A.) (the "Prior Trustee"), and FIRST TRUST WASHINGTON, a trust company duly organized and existing under the laws of the State of Washington (the Successor Trustee").

WITNESSETH

WHEREAS, the Company and the Prior Trustee entered into an Indenture dated as of November 15, 1990, providing for the establishment Summit Securities Inc. Investment Certificates (the
"Trust"); and

WHEREAS, the Prior Trustee has been acting as Trustee under the Indenture; and

WHEREAS, Section 6-10 of the Indenture provides that the Prior
Trustee may resign at any time upon notice to the Company; and

WHEREAS, Section 6-10 of the Indenture further provides that in case the trustee shall resign, the Company may appoint a successor trustee; and

WHEREAS, Section 6-11 of the Indenture further provides that any successor trustee appointed under the Indenture shall execute, acknowledge and deliver to the Company and to the Prior Trustee an instrument accepting such appointment, thereupon the removal of the Prior Trustee shall become effective and the Successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and responsibilities of the Prior Trustee;

NOW, THEREFORE, pursuant to the Indenture and in consideration of the covenants herein contained, it is agreed as follows:

1. Pursuant to the terms of the Indenture, the Prior Trustee has notified the Company of its intention to resign as Trustee under the Indenture.

2. Effective as of April 24,1996 (the "Effective Date"), the Prior Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of its rights, title, interest under the Indenture and all of its rights, title, interests, capacities, privileges, duties and responsibilities as Trustee under the Indenture, except as set forth in paragraph 19 hereof.

3. The Prior Trustee agrees to execute and deliver such further instruments and shall take such further actions as the Successor Trustee or the Company may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all of the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee, including without limitation, the execution and delivery of any instruments required to assign all liens in the name of the Successor Trustee.

4. Effective as of the Effective Date, the Company hereby accepts the resignation of the Prior Trustee and the Company appoints the Successor Trustee as successor trustee and confirms that by Board Resolution it has appointed the Successor Trustee under the Indenture and the Company confirms to the Successor Trustee all of the rights, title, interest, capacities, privileges, duties and responsibilities of the Trustee under the Indenture except as set forth in paragraph 19 hereof.

5. The Company agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

6. Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment as Successor Trustee under the Indenture and shall be vested with all of the rights, title, interests, capacities, privileges, duties and responsibilities of the Trustee under the Indenture.

7. The Successor Trustee hereby represents that it is qualified and eligible under the provisions of Section 6-9 of the Indenture to be appointed Successor Trustee and hereby accepts the appointment as Successor Trustee and agrees that upon the signing of this Instrument it shall become vested with all the rights, title interests, capacities, privileges, duties and responsibilities of the Prior Trustee with like effect as if originally named as Trustee under the Indenture.

8. Effective as of the Effective Date, the Successor Trustee shall serve as trustee as set forth in the Indenture at its principal corporate trust office in Seattle, Washington or such other address as may be specified, where notices and demands to or upon the Company in respect of the Trust may be served. 9. The Prior Trustee hereby represents and warrants to the Successor Trustee that:

a) To the best of its knowledge no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Indenture.

b) No covenant or condition contained in the Indenture has been waived by the Prior Trustee or to the best of its knowledge by the Company, the beneficiaries of the Trust of any other interested party required by the Indenture to effect any such waiver.

c) There is no action, suit or proceeding pending or threatened against the Prior Trustee before any court or government authority arising out of any action or omission by the Prior Trustee as Trustee under the Indenture.

d) The Prior Trustee has entered into no other supplement or amendment to the Indenture or any other document executed by the Prior Trustee in connection with the Trust except as noted herein.

e) As of the Effective Date, the Prior Trustee holds no monies in any fund or account established by it as trustee under the Indenture.

10) Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:

a) It has power and authority to execute and deliver this instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

b) This Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Instrument may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

11. The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any actions or inaction by the Prior Trustee under the Indenture.

12. The parties hereto agree that as of the Effective Date, all references to the Prior Trustee as Trustee in the Indenture shall be deemed to refer to the Successor Trustee. From and after the Effective Date, all notices or payments which were required by the terms of the Indenture to be given or paid to the Trustee shall be delivered to: First Trust Washington, Two Union Square, 601 Union Street, Suite 2120, Seattle, WA 98101.

13. The Prior Trustee agrees to indemnify the Successor Trustee and defend and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, expenses, losses or damages whatsoever (including all reasonable fees, expenses, and disbursements of its counsel and agents) which the Successor Trustee may incur or have incurred as a result of or arising out of any of the Prior Trustee's actions or omissions, during the term of the Prior Trustee's service as Trustee.

However, the indemnity provided by the Prior Trustee hereunder shall not extend to fees, charges or liability arising out of:

a) The Successor Trustee's own willful misconduct, bad faith, or negligence, as determined on the basis of the provisions contained in the Indenture; or

b) The Successor Trustee's failure to execute properly its duties as Trustee, as determined on the basis of the provisions contained in the Indenture.

14. The resignation, appointment and acceptance effected hereby shall become effective as of the opening of business on the Effective Date.

15. This instrument shall be governed by and construed in accordance with the laws of the State of Washington.

16. This instrument may be executed in any number of counterparts, each of which shall be an original, but which counterparts shall together constitute but one and the same instrument.

17. This instrument shall be binding upon and inure to the benefit of the Company, the Prior Trustee and the Successor
Trustee and their respective successors and assigns.

18. All fees paid to the Prior Trustee in advance but unearned for the period from and after the Effective Date shall be credited to any current fees owed the Prior Trustee with balance, if any, remitted to the Company and the fees payable by the Company on and after the Effective Date under the Indenture shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to the Company.

19. Nothing contained in this instrument shall in any way affect the obligations of the Company to the Prior Trustee under Section
6-13 of the Indenture or any lien created thereunder.

20. The Company certifies that it has filed the reports, if any, required under Section 7 - and delivered the Statements of Compliance required under Section 10-6 of the Indenture, and it confirms that it will in the future provide such reports and Statements.

21. Notices to the Successor Trustee, as provided in Section 1-5, shall be delivered and filed in writing with the Successor
Trustee at First Trust Washington, Two Union Square, 601 Union
Street, Suite 2120, Seattle, Washington, 98101, Attention: Mr.
Michael A. Jones.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and attested by their duly authorized of ricers, as of the date and year first above written.


SUMMIT SECURITIES, INC.

By: /S/ Tom Turner
Tom Turner
Title: President

WESTONE BANK, IDAHO, as Prior Trustee

By: /S/Roger Wright
Title: Vice President & Manager

FIRST TRUST WASHINGTON, as Successor Trustee

By: /S/ Mary Bator
Title:Trust Officer